Exhibit 99.2

Crimson Exploration Completes New $175 Million Second Lien Term Loan Facility;

Refinances Prior Second Lien Term Loans to Extend Maturities

HOUSTON, December 27, 2010 (BUSINESS WIRE) –

Crimson Exploration Inc. (NasdaqGM:CXPO) announced today that it has entered into a new Second Lien Credit Agreement providing for a five-year second lien term loan in the principal amount of $175 million. Proceeds from the new term loan were used to retire all $150 million principal amount of its existing second lien term loan at par plus accrued interest, to pay off a $2.0 million subordinated promissory note, to pay related fees and expenses, and to use the remainder to substantially reduce borrowings outstanding under Crimson’s first lien revolving bank credit facility.

The new second lien term loan has a final maturity of December 27, 2015, and may be prepaid subject to certain premiums, after one year. The new second lien term loan is made in the form of either base rate loans or LIBOR loans, at Crimson’s option, plus a margin. The interest rate on the base rate loans fluctuates based upon the higher of 4.0% per annum, a designated bank prime rate, certain rates related to the Federal Funds rate or the one month LIBOR rate, plus a margin of 8.5%. Interest on LIBOR loans are based upon the higher of 3.0%, or LIBOR rates for applicable loan interest periods, plus a margin of 9.5%. The new second lien term loan was issued at 96% of par. Affiliates of Oaktree Capital Management, LP, a principal beneficial stockholder of Crimson and a holder of a portion of the second lien term loan being repaid with proceeds from this financing, has participated in the new second lien term loan.

The new second lien term loan is secured on a second-priority basis by liens on all collateral granted to secure Crimson’s revolving bank credit facility, which includes liens on substantially all of our assets, including the capital stock of Crimson’s subsidiaries. The new Second Lien Credit Agreement also includes financial and other covenants, typical for this type of financing, related to financial performance, permitted indebtedness, minimum hedging requirements to limit commodity price risk, asset dispositions, etc.

In contemplation of the new financing, the Company has added new commodity price hedges for the 2011 calendar year; specifically, a commodity swap agreement for 3,100 barrels of crude oil per month for calendar 2011 at a fixed price of $85.65 per barrel, and a commodity swap agreement for 232,500 mmbtu of natural gas per month for calendar year 2011 at a fixed price of $4.39 per mmbtu. Under terms of the new Second Lien Credit Agreement, the Company is required to hedge its commodity price risk for a minimum of 80% of currently forecasted PDP gas production and 75% of forecasted liquids production for 2011, and for 65% of currently forecasted natural gas and liquids production for 2012. Additional hedges to reach those levels must be entered into within fifteen days after close on this new Second Lien Credit Agreement. Hedging requirements for years beyond 2012 could be required under certain circumstances provided for in the credit agreement.

Crimson and its lenders under its revolving bank credit facility simultaneously entered into certain amendments to that agreement to, among other things, extend the maturity of the bank credit facility to May 31, 2013, permit the Company to enter into this new, larger Second Lien Credit Agreement and to revise certain facility covenants to provide the Company with greater financial flexibility. Crimson’s current borrowing base of $95 million under its revolver was reduced by $6.25 million, in accordance with provisions of the revolver agreement, as a result of the issuance of the higher principal amount of the new second lien term loan.

Crimson Exploration is a Houston, TX-based independent energy company engaged in the acquisition, development, exploitation and production of crude oil and natural gas, primarily in the onshore Gulf Coast regions of the United States. The Company owns and operates conventional properties in Texas, Louisiana, Colorado and Mississippi, approximately 12,000 net acres in the highly prospective Haynesville Shale, Mid-Bossier, and James Lime plays in San Augustine and Sabine counties in East Texas, approximately 9,300 net acres in the prospective Eagle Ford play in South Texas and approximately 11,000 net acres in the Denver Julesburg Basin of Colorado.

Additional information on Crimson Exploration Inc. is available on the Company’s website at http://crimsonexploration.com.

Contact:	Crimson Exploration Inc., Houston, TX
E. Joseph Grady, 713-236-7400

Source:	Crimson Exploration Inc.